Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Debt Securities	$3,100,000	$360.22

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-202524 Dated March 27, 2015

HSBC USA Inc. Trigger Return Optimization Securities

$3,100,000 Securities Linked to a Global Fund Basket due on March 29, 2018

Investment Description

These Trigger Return Optimization Securities (the ‘‘Securities’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) linked to the performance of a weighted basket (the ‘‘Basket”) consisting of the iShares® MSCI Emerging Markets Index Fund (“EEM”), the WisdomTree India Earnings Fund (“EPI”), the iShares® MSCI Mexico Capped ETF (“EWW”), the SPDR® EURO STOXX 50® ETF (“FEZ”), the iShares® Russell 2000 ETF (“IWM”), the S&P® Midcap 400 ETF Trust (“MDY”), the Energy Select Sector SPDR® Fund (“XLE”), the Financial Select Sector SPDR® Fund (“XLF”) and the Technology Select Sector SPDR® Fund (“XLK”) (each an “Index Fund,” and together, the “Index Funds”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Basket Return is positive, HSBC will pay the principal amount at maturity plus a return equal to 1.5 (the “Multiplier”) multiplied by the Basket Return, up to the Maximum Gain of 37.00%.  If the Basket Return is zero or negative, HSBC will either repay the full principal amount at maturity or, if the Basket Ending Level is less than the Trigger Level, you will be fully exposed to the Basket’s decline and HSBC will repay less than the full principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return.  Investing in the Securities involves significant risks. The Securities do not pay any interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential, Subject to a Maximum Gain: At maturity, the Securities enhance any positive Basket Return up to the Maximum Gain. If the Basket Return is negative, investors may be exposed to the negative Basket Return at maturity.

❑	Contingent Repayment of Principal at Maturity: If the Basket Return is zero or negative and the Basket Ending Level is not less than the Trigger Level, HSBC will repay the principal amount at maturity. However, if the Basket Ending Level is less than the Trigger Level, HSBC will pay less than the full principal amount, if anything, resulting in a loss of principal to investors that is proportionate to the negative Basket Return. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	March 27, 2015

Settlement Date	March 31, 2015

Final Valuation Date[1]	March 23, 2018

Maturity Date[1]	March 29, 2018

[1] See page 3 for additional details

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the BASKET, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING ETF UNDERLYING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

These terms relate to an offering of Securities Linked to a Global Fund Basket. The return on the Securities is limited to, and will not exceed, the Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below.

Basket (Basket Weightings)	Basket Starting Level	Maximum Gain	Trigger Level	Multiplier	CUSIP/ISIN
The iShares® MSCI Emerging Markets Index Fund (“EEM”) (15%), the WisdomTree India Earnings Fund (“EPI”) (5%), the iShares® MSCI Mexico Capped ETF (“EWW”) (5%), the SPDR® EURO STOXX 50® ETF (“FEZ”) (25%), the iShares® Russell 2000 ETF (“IWM”) (10%), the S&P® Midcap 400 ETF Trust (“MDY”) (10%), the Energy Select Sector SPDR® Fund (“XLE”) (10%), the Financial Select Sector SPDR® Fund (“XLF”) (10%) and the Technology Select Sector SPDR® Fund (“XLK”) (10%)	100	37.00%	80, which is 80% of the Basket Starting Level	1.5	40434G742 / US40434G7429

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The Securities offered will have the terms specified in the accompanying prospectus dated March 5, 2015, the accompanying prospectus supplement dated March 5, 2015, the accompanying ETF Underlying Supplement dated March 5, 2015 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangements.

The Estimated Initial Value of the Securities on the Trade Date is $9.525 per Security, which is less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Us
Per Security	$10.00	$0.25	$9.75
Total	$3,100,000	$77,500	$3,022,500

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This pricing supplement relates to the offering of Securities linked to the Basket identified on the cover page. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Basket, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of the Securities relates to the Basket identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Basket, any Index Fund or any index underlying the applicable Index Fund (each an “Underlying Index,” and together, the “Underlying Indices”), or any stocks comprising an Underlying Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the ETF Underlying Supplement dated March 5, 2015. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying ETF Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the ETF Underlying Supplement and the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus supplement and the ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and the ETF Underlying Supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	ETF Underlying Supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

♦	Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

♦	Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated March 5, 2015, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 5, 2015 and references to the “ETF Underlying Supplement” mean the ETF Underlying Supplement dated March 5, 2015.

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Investor Suitability

The Securities may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may be exposed to the same downside market risk as the Basket.

♦  You believe that the Basket will appreciate over the term of the Securities, but will not appreciate by more than the Maximum Gain.

♦  You understand and accept that your potential return is limited by the Maximum Gain, and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦  You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

♦  You are willing to hold the Securities to maturity and do not seek an investment for which there is an active secondary market.

♦  You accept the risk and return profile of the Securities, in contrast to conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating that would pay interest at prevailing market rates.

♦  You do not seek current income from your investment and are willing to forgo dividends paid on the Index Funds and the stocks included in the Index Funds.

♦  You are willing to assume the credit risk associated with HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You seek an investment that is designed to return your full principal amount at maturity.

♦  You are not willing to make an investment in which you could lose some or all of your principal amount and you are not willing to make an investment that may be exposed to the same downside market risk as the Basket.

♦  You believe that the level of the Basket will decline during the term of the Securities and is likely to close below the Trigger Level on the Final Valuation Date, or you believe that the Basket will appreciate over the term of the Securities, and that any appreciation will be greater than the Maximum Gain.

♦  You seek an investment that participates in the full appreciation in the Basket or that has unlimited return potential.

♦  You are not willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦  You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar or exceed the downside fluctuations in the level of the Basket.

♦  You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating that would pay interest at prevailing market rates.

♦  You seek current income from your investment or prefer to receive the dividends paid on the Index Funds and the stocks included in the Index Funds.

♦  You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page S-1 of the ETF Underlying Supplement and the prospectus supplement.

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Final Terms

Issuer	HSBC USA Inc. (“HSBC”)
Issue Price	$10.00 per Security
Principal Amount	$10.00 per Security
Term	Approximately three years
Trade Date	March 27, 2015
Settlement Date	March 31, 2015
Final Valuation Date	March 23, 2018, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date	March 29, 2018, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Basket and Basket Weightings	The Securities are linked to a weighted Basket consisting of the following Index Funds:

Index Fund	Weighting	Initial Price
iShares® MSCI Emerging Markets Index Fund (“EEM”)	15%	$39.46
WisdomTree India Earnings Fund (“EPI”)	5%	$22.28
iShares® MSCI Mexico Capped ETF (“EWW”)	5%	$58.16
SPDR® EURO STOXX 50® ETF (“FEZ”)	25%	$39.24
iShares® Russell 2000 ETF (“IWM”)	10%	$123.14
S&P® Midcap 400 ETF Trust (“MDY”)	10%	$274.29
Energy Select Sector SPDR® Fund (“XLE”)	10%	$76.40
Financial Select Sector SPDR® Fund (“XLF”)	10%	$23.93
Technology Select Sector SPDR® Fund (“XLK”)	10%	$41.37

Trigger Level	80, which is 80% of the Basket Starting Level
Multiplier	1.5
Maximum Gain	37.00%
Payment at Maturity (per $10 Security) [1]

You will receive a payment on the Maturity Date calculated as follows:

If the Basket Return is greater than zero, HSBC will pay you a cash payment on the Maturity Date equal to the lesser of:

(A) $10 + [$10 × (the Basket Return × the Multiplier)] and

(B) $10 + ($10 × the Maximum Gain).

If the Basket Return is equal to or less than zero and the Basket Ending Level is equal to or greater than the Trigger Level, HSBC will pay you the principal amount of:

$10.

If the Basket Ending Level is less than the Trigger Level, HSBC will pay you a cash payment on the Maturity Date equal to:

$10 + ($10 × Basket Return)

In this case, you will have a loss of principal that is proportionate to the negative Basket Return and you will lose some or all of your principal amount.

Basket Return	Basket Ending Level - Basket Starting Level
Basket Starting Level
Basket Starting Level	100
Basket Ending Level

On the Final Valuation Date, the Basket Ending Level will be calculated as follows:

100 × [1 + (EEM return × 15%) + (EPI return × 5%) + (EWW return × 5%) + (FEZ return × 25%) + (IWM return × 10%) + (MDY return × 10%) + (XLE return × 10%) + (XLF return × 10%) + (XLK return × 10%)]

Each of the returns set forth in the formula above refers to the final return for the relevant Index Fund, which reflects the performance of that Index Fund, expressed as a percentage, from the Initial Price of that Index Fund to its Final Price, calculated as follows:

Final Price – Initial Price

Initial Price

Investment Timeline

1 Payment at Maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Initial Price	The Official Closing Price of the relevant Index Fund on the Trade Date.
Final Price	The Official Closing Price of the relevant Index Fund on the Final Valuation Date.
Official Closing Price	The Official Closing Price on any scheduled trading day will be the Closing Price of the relevant Index Fund as determined by the Calculation Agent based upon the value displayed on Bloomberg Professional® service page “EEM UP <EQUITY>” with respect to the EEM, “EPI UP <EQUITY>” with respect to the EPI, “EWW UP <EQUITY>” with respect to the EWW, “FEZ UP <EQUITY>” with respect to the FEZ, “IWM UP <EQUITY>” with respect to the IWM, “MDY UP <EQUITY>” with respect to the MDY, “XLE UP <EQUITY>” with respect to the XLE, “XLF UP <EQUITY>” with respect to the XLF and “XLK UP <EQUITY>” with respect to the XLK, or any successor page on the Bloomberg Professional® service or any successor service, as applicable, adjusted by the Calculation Agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Estimated Initial Value	The Estimated Initial Value of the Securities is less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. See “Key Risks — ¨The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less Than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”
Calculation Agent	HSBC USA Inc. or one of its affiliates.
CUSIP / ISIN	40434G742 / US40434G7429

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying ETF Underlying Supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Basket and will depend on whether, and to the extent which, the Basket Return is positive or negative and if the Basket Return is negative, whether the Basket Ending Level is less than the Trigger Level. If the Basket Ending Level is less than the Trigger Level, you will be fully exposed to any negative Basket Return, and HSBC will pay you less than the Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the Final Level as compared to the Initial Level. Under these circumstances, you will lose a significant portion, and could lose all, of the Principal Amount.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the Basket level is above the Trigger Level.

♦	Limited Return on the Securities –Your return on the Securities will be limited by the Maximum Gain, regardless of any increase in the level of the Basket, which may be significant. Therefore, you will not benefit from any appreciation of the Basket in excess of an amount that, when multiplied by the Multiplier, exceeds the Maximum Gain and your return on the Securities may be less than your return would be on a hypothetical direct investment in the Index Funds.

♦	The Multiplier Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Multiplier times the Basket's return even if that return is positive and, when multiplied by the Multiplier, does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier, subject to the Maximum Gain, from HSBC only if you hold your Securities to maturity.

♦	The Amount Payable on the Securities Is Not Linked to the Level of the Basket at Any Time Other Than on the Final Valuation Date – The Basket Ending Level will be based on the Official Closing Price of the Index Funds on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Basket appreciates prior to the Final Valuation Date but then decreases on the Final Valuation Date to a level that is less than the Trigger Level, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Basket prior to such decrease. Although the actual level of the Basket on the Maturity Date or at other times during the term of the Securities may be higher than the Basket Ending Level, the Payment at Maturity will be based solely on the Basket Ending Level on the Final Valuation Date.

♦	Credit of Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and could lose your entire investment.

♦	The Estimated Initial Value of the Securities, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We determined the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less than the Price to Public – The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on

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many factors, including the level of the Basket and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately eight months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates may offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities.

♦	No Interest Payments – As a holder of the Securities, you will not receive interest payments.

♦	No Dividend Payments or Voting Rights – Owning the Securities is not the same as owning the Index Funds or the stocks comprising any Index Fund’s Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the Index Funds or stocks held by the Index Funds would have. The Basket Return will exclude any dividends paid on the Index Funds.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks held by the Index Funds or the price of the Index Funds, and therefore, the market value of the Securities.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC USA Inc., UBS Financial Services Inc., or any of their respective affiliates in the stocks held by the Index Funds or in shares of the Index Funds, or in futures, options, exchange-traded funds or other derivative products on the stocks held by the Index Funds or shares of the Index Funds, may adversely affect the market value of the stocks held by the Index Funds or shares of the Index Funds, and, therefore, the market value of the Securities.

♦	Potential Conflicts of Interest – HSBC, UBS, or any of our or their respective affiliates may engage in business with the issuers of the stocks held by the Index Funds, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities. The Calculation Agent, which may be HSBC or any of its affiliates will determine the Payment at Maturity based on the Basket Ending Level. The Calculation Agent can postpone the determination of the Basket Ending Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the Index Funds; the volatility of the Index Funds; the dividend rate paid on the Index Funds and stocks held by the Index Funds; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC.

♦	There is Limited Anti-dilution Protection — The Calculation Agent will adjust the Closing Price of an Index Fund, which will affect the Basket Return and, consequently, the Payment at Maturity for certain events affecting that Index Fund, such as stock splits and corporate actions. The Calculation Agent is not required to make an adjustment for every corporate action which affects the Index Funds. If an event occurs that does not require the Calculation Agent to adjust the amount of the shares of the Index Funds, the market price of the Securities may be materially and adversely affected. See “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.

♦	An Index Fund and Its Underlying Index Are Different – The performance of an Index Fund may not exactly replicate the performance of its Underlying Index, because the Index Fund will reflect transaction costs and fees that are not included in the calculation of its Underlying Index. It is also possible that an Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Index Fund or other circumstances. An Index Fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its Underlying Index and in managing cash flows.

♦	The Index Funds Are Subject to Management Risk – The Index Funds are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Index Funds, utilizing a ‘‘passive’’ or indexing investment approach, attempt to approximate the investment performance of their respective Underlying Index by investing in a portfolio of securities that generally replicate the respective Underlying Index. Therefore, unless a specific security is removed from the respective Underlying Index, an Index Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, an Index Fund is subject to the risk that the investment strategy of the Index Fund’s investment advisor may not produce the intended results.

♦	Changes in the Price of One or More Index Funds May Offset Each Other – Price movements in the Index Funds may not correlate with each other. Even if the price of one of the Index Funds increases, the price of the other Index Funds may not increase as much or may even decrease. Therefore, in calculating the Basket Ending Level, increases in the price of one of the Index Funds may be moderated, or wholly offset, by lesser increases or declines in the price of the other Index Funds. This effect is further amplified by the differing weights of the Index Funds. Changes in the price of any Index Fund that is more heavily weighted in the Basket will have a larger impact than changes in the price of any other Index Fund that is less heavily weighted.

7

♦	The Securities Are Subject to Risks Associated with Foreign Securities Markets – Because foreign companies or foreign equity securities held by the EEM, EPI, EWW and FEZ may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	The Securities Are Subject to Emerging Markets Risk – Investments in securities linked directly or indirectly to emerging market equity securities, such as the EEM, EPI and EWW involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are highly susceptible, before making a decision to invest in the Securities.

♦	Exchange Rate Risk – Because the EEM, EPI, EWW and FEZ will hold stocks denominated in foreign currencies, changes in certain currency exchange rates may negatively impact the relevant Index Fund’s returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or international political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to these Index Funds and therefore to the Securities.

♦	Small Capitalization Risk – IWM invests in companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the price of IWM may be more volatile than the price of an index fund that invests in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for IWM to buy and sell them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Industry Concentration Risk and the Risk Associated with Investments in Particular Sectors – The securities held by the XLE, XLF and XLK operate in a limited number of industries. As a result, the return on these Index Funds may be lower, and more volatile, than that of an index fund which invests in a broader range of companies. In addition, the XLE, XLF and XLK invest in companies in the energy, financial and technology sectors, respectively, each of which has particular risks that can affect the value of these Index Funds and, in turn, the level of the Basket and your return on the Securities.

♦	The Securities Are Not Insured or Guaranteed by Any Governmental Agency of the United States or Any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Securities and could lose your entire investment.

♦	Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain as to both the timing and character of any inclusion in income in respect of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Basket. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled executory contracts.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in

8

respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “What Are the Tax Consequences of the Securities?” on page 12 and the discussion under “U.S. Federal Income Tax Considerations” in the prospectus supplement.

9

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the Basket Ending Level relative to the Basket Starting Level. We cannot predict the Basket Ending Level on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Basket. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity per $10.00 Security on a hypothetical offering of the Securities, based on the following terms:

Investment term:	Approximately three years

Basket Starting Level:	100

Multiplier:	1.50

Trigger Level:	80 (80% of the Basket Starting Level)

Maximum Gain:	37.00%

Example 1— The level of the Basket increases from a Basket Starting Level of 100 to a Basket Ending Level of 110. The Basket Return is greater than zero and expressed as a formula:

Basket Return = (110 - 100) / 100 = 10.00%

Because the Basket Return is greater than zero, the Payment at Maturity for each $10 principal amount of Securities is equal to the lesser of:

(A) $10.00 + [$10.00 × (10.00% × 1.50)], and

(B) $10.00 + ($10.00 × 37.00%)

Payment at Maturity =$11.50

Example 2— The level of the Basket increases from a Basket Starting Level of 100 to a Basket Ending Level of 130. The Basket Return is greater than zero and expressed as a formula:

Basket Return = (130 - 100) / 100 = 30.00%

Because the Basket Return is greater than zero, the Payment at Maturity for each $10 principal amount of Securities is equal to the lesser of:

(A) $10.00 + [$10.00 × (30.00% × 1.50)], and

(B) $10.00 + ($10.00 × 37.00%)

Payment at Maturity =$13.70

Example 3— The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 80. The Basket Return is negative and expressed as a formula:

Basket Return = (80 - 100) / 100 = -20.00%

Payment at Maturity = $10.00

Because the Basket Return is less than zero, but the Basket Ending Level is greater than or equal to the Trigger Level, HSBC will pay you a Payment at Maturity equal to $10.00 per $10.00 principal amount of Securities (a return of zero percent on the principal amount).

Example 4— The level of the Basket decreases from a Basket Starting Level of 100 to a Basket Ending Level of 40. The Basket Return is negative and expressed as a formula:

Basket Return = (40 - 100) / 100 = -60.00%

Payment at Maturity = $10 + ($10 × -60.00%) = $4.00

Because the Basket Return is less than zero and the Basket Ending Level is less than the Trigger Level, the Securities will be fully exposed to any decline in the level of the Basket on the Final Valuation Date. Therefore, the return on the principal amount is -60.00%. In this case, you would incur a loss of 60.00% of the principal amount.

If the Basket Ending Level is below the Trigger Level on the Final Valuation Date, the Securities will be fully exposed to any decline in the Basket, and you will lose some or all of your principal amount at maturity.

10

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Basket			Performance of the Securities
Hypothetical Basket Ending Level	Hypothetical Basket Return	Multiplier	Hypothetical Return on Securities (1)	Hypothetical Payment at Maturity
200.00	100.00%	1.50	37.00%	$13.70
190.00	90.00%	1.50	37.00%	$13.70
180.00	80.00%	1.50	37.00%	$13.70
170.00	70.00%	1.50	37.00%	$13.70
160.00	60.00%	1.50	37.00%	$13.70
150.00	50.00%	1.50	37.00%	$13.70
140.00	40.00%	1.50	37.00%	$13.70
130.00	30.00%	1.50	37.00%	$13.70
124.67	24.67%	1.50	37.00%	$13.70
120.00	20.00%	1.50	30.00%	$13.00
110.00	10.00%	1.50	15.00%	$11.50
100.00	0.00%	N/A	0.00%	$10.00
90.00	-10.00%	N/A	0.00%	$10.00
85.00	-15.00%	N/A	0.00%	$10.00
80.00	-20.00%	N/A	0.00%	$10.00
70.00	-30.00%	N/A	-30.00%	$7.00
60.00	-40.00%	N/A	-40.00%	$6.00
50.00	-50.00%	N/A	-50.00%	$5.00
40.00	-60.00%	N/A	-60.00%	$4.00
30.00	-70.00%	N/A	-70.00%	$3.00
20.00	-80.00%	N/A	-80.00%	$2.00
10.00	-90.00%	N/A	-90.00%	$1.00
0.00	-100.00%	N/A	-100.00%	$0.00

(1)	This “return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 principal amount Security.

11

What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith. This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Securities), more than 5% of any entity owned by the Index Funds comprising the Basket.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Basket. HSBC intends to treat the Securities consistent with this approach, and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as either short-term or long-term capital gain or loss, depending on your holding period in the Security at such time for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled executory contracts.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the EEM, EPI, EWW, FEZ, IWM, MDY, XLE, XLF, and XLK comprising the Basket (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in a Security is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the Security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the Security at fair market value and sold them at fair market value on the Maturity Date (if the Security was held until the Maturity Date) or on the date of sale or exchange of the Security (if the Security was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Security). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in a Security will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired the relevant number of the Underlying Shares at fair market value on the original issue date of such Security for an amount equal to the “issue price” of the Security and, upon the date of sale, exchange or maturity of the Security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Security). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Security after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is owned by the Index Funds would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is owned by the Index Funds were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is owned by the Index Funds and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is owned by the Index Funds is or becomes a PFIC or USRPHC.

PROSPECTIVE PURCHASERS OF THE SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

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iShares® Emerging Markets Index Fund (“EEM”)

Description of the EEM

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of February 27, 2015, the MSCI Emerging Markets Index consisted of the following 23 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, Greece, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

For more information about the EEM, see “The iShares® MSCI Emerging Markets Index Fund” beginning on page S-23 of the accompanying ETF Underlying Supplement.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing prices from January 1, 2008 through March 27, 2015, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. The historical prices of the EEM should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	(Intraday) Quarterly High	(Intraday) Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$50.37	$42.17	$44.79
4/1/2008	6/30/2008	$51.70	$44.43	$45.19
7/1/2008	9/30/2008	$44.43	$31.33	$34.53
10/1/2008	12/31/2008	$33.90	$18.22	$24.97
1/2/2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$25.65	$32.23
7/1/2009	9/30/2009	$39.29	$30.75	$38.91
10/1/2009	12/31/2009	$42.07	$37.56	$41.50
1/4/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32
7/1/2010	9/30/2010	$44.77	$37.59	$44.77
10/1/2010	12/31/2010	$48.58	$44.77	$47.62
1/3/2011	3/31/2011	$48.69	$44.63	$48.69
4/1/2011	6/30/2011	$50.21	$45.50	$47.60
7/1/2011	9/30/2011	$48.46	$34.95	$35.07
10/3/2011	12/30/2011	$42.80	$34.36	$37.94
1/3/2012	3/30/2012	$44.76	$38.23	$42.94
4/2/2012	6/29/2012	$43.54	$36.68	$39.19
7/2/2012	9/28/2012	$42.37	$37.42	$41.32
10/1/2012	12/31/2012	$44.35	$40.14	$44.35
1/2/2013	3/29/2013	$45.20	$41.80	$42.78
4/1/2013	6/28//2013	$44.23	$36.63	$38.57
7/1/2013	9/30/2013	$43.29	$37.34	$40.77
10/1/2013	12/31/2013	$43.66	$40.44	$41.77
1/1/2014	3/31/2014	$40.99	$37.09	$40.99
4/1/2014	6/30/2014	$43.95	$40.82	$43.23
7/1/2014	9/30/2014	$45.85	$41.56	$41.56
10/1/2014	12/31/2014	$42.44	$37.73	$39.29
1/1/2015	3/27/2015*	$41.11	$37.72	$39.46

* This pricing supplement includes, for the first calendar quarter of 2015, data for the period from January 1, 2015 through March 27, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

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WisdomTree India Earnings Fund (“EPI”)

Description of the EPI

The EPI seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index. The WisdomTree India Earnings Index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance.

Historical Performance of the EPI

The following graph sets forth the historical performance of the EPI based on the daily historical closing prices from January 1, 2008 through March 27, 2015, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. The historical prices of the EPI should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	(Intraday) Quarterly High	(Intraday) Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$26.27	$21.00	$22.82
4/1/2008	6/30/2008	$25.65	$18.06	$18.22
7/1/2008	9/30/2008	$21.98	$14.42	$15.97
10/1/2008	12/31/2008	$16.06	$8.74	$11.35
1/2/2009	3/31/2009	$12.21	$8.82	$10.94
4/1/2009	6/30/2009	$19.15	$11.08	$17.35
7/1/2009	9/30/2009	$21.10	$15.63	$21.03
10/1/2009	12/31/2009	$22.47	$18.88	$22.07
1/4/2010	3/31/2010	$23.49	$19.78	$23.33
4/1/2010	6/30/2010	$24.34	$11.63	$22.75
7/1/2010	9/30/2010	$26.60	$22.49	$26.37
10/1/2010	12/31/2010	$28.71	$24.28	$26.39
1/3/2011	3/31/2011	$26.72	$21.73	$24.79
4/1/2011	6/30/2011	$25.58	$22.10	$23.96
7/1/2011	9/30/2011	$24.47	$18.04	$18.15
10/3/2011	12/30/2011	$20.72	$15.45	$15.60
1/3/2012	3/30/2012	$21.59	$16.12	$19.28
4/2/2012	6/29/2012	$19.70	$15.42	$17.23
7/2/2012	9/28/2012	$19.01	$16.27	$18.94
10/1/2012	12/31/2012	$19.90	$17.56	$19.37
1/2/2013	3/29/2013	$20.50	$17.66	$17.97
4/1/2013	6/28//2013	$19.18	$15.37	$16.16
7/1/2013	9/30/2013	$16.90	$12.99	$15.32
10/1/2013	12/31/2013	$17.74	$15.34	$17.44
1/1/2014	3/31/2014	$19.04	$15.71	$18.96
4/1/2014	6/30/2014	$23.47	$18.73	$22.47
7/1/2014	9/30/2014	$23.63	$21.53	$21.91
10/1/2014	12/31/2014	$23.57	$20.72	$22.05
1/1/2015	3/27/2015*	$24.37	$21.23	$22.28

* This pricing supplement includes, for the first calendar quarter of 2015, data for the period from January 1, 2015 through March 27, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

14

The WisdomTree India Earnings Fund

We have derived all information contained in this document regarding EPI, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by, the WisdomTree Trust (“WTT”). We have not independently verified the accuracy or completeness of the information derived from these public sources. EPI is an investment portfolio maintained and managed by WTT. Wisdom Tree Asset Management, Inc. (“WTAM”) is currently the investment adviser to EPI, and Mellon Capital Management Corporation is the sub-adviser to EPI. EPI is an exchange traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EPI.”

WTT is a registered investment company that consists of numerous separate investment portfolios, including EPI. Information provided to or filed with the SEC by WTT under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents, and we have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in this document.

Investment Objective and Strategy

EPI is an exchange-traded fund that seeks to track the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index. The WisdomTree India Earnings Index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance. The inception date of the WisdomTree India Earnings Index was December 3, 2007. The level of the WisdomTree India Earnings Index is reported by Bloomberg L.P. under the ticker symbol “MVIDX.”

EPI pursues a “passive” or indexing approach in attempting to track the performance of the WisdomTree India Earnings Index. EPI attempts to invest all, or substantially all, of its assets in the common stocks that make up the WisdomTree India Earnings Index. EPI generally uses a “representative sampling” strategy to achieve its investment objective, meaning that it generally will invest in a sample of the securities whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the WisdomTree India Earnings Index as a whole.

Under normal circumstances, at least 95% of EPI’s total assets (exclusive of collateral held from securities lending) will be invested in the component securities of the WisdomTree India Earnings Index. To the extent that the WisdomTree India Earnings Index concentrates (i.e., holds 25% or more of its total assets) in the securities of a particular industry or group of industries, EPI will concentrate its investments to approximately the same extent as the WisdomTree India Earnings Index.

The WisdomTree India Earnings Index

The WisdomTree India Earnings Index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance.

The WisdomTree India Earnings Index consists only of companies that:

•	are incorporated in India;

•	are listed on a major stock exchange in India;

•	have generated at least $5 million in earnings in their fiscal year prior to the annual index rebalance;

•	have a market capitalization of at least $200 million on the annual index rebalance;

•	have an average daily dollar trading volume of at least $200,000 for each of the six months prior to the annual index rebalance;

•	have traded at least 250,000 shares per month for each of the six months prior to the annual index rebalance; and

•	have a price to earnings ratio (“P/E ratio”) of at least 2 as of the annual index rebalance.

Companies are weighted in the WisdomTree India Earnings Index based on reported net income in their fiscal year prior to the annual index rebalance. The reported net income number is then multiplied by a second factor developed by Standard & Poor’s called the “Investability Weighting Factor” (“IWF”). The IWF is used to scale the earnings generated by each company by restrictions on shares available to be purchased. The product of the reported net income and IWF is known at the “Earnings Factor.” Companies are weighted by the proportion of each individual earnings factor relative to the sum of all earnings factors within the WisdomTree India Earnings Index.

Notwithstanding the criteria used to determine and calculate the WisdomTree India Earnings Index, no assurances can be given that the WisdomTree India Earnings Index will have a positive return during the term of the Securities.

The maximum weight of any one sector in the WisdomTree India Earnings Index, at the time of the WisdomTree India Earnings Index’s annual rebalance, is capped at 25%. In response to market conditions, sector weights may fluctuate above 25% between annual index rebalance dates.

WisdomTree Investments, Inc. (“WTI”), as index provider, currently uses Standard & Poor’s Global Industry Classification Standards to define companies in each sector of the WisdomTree India Earnings Index. The following sectors are included in the WisdomTree India Earnings Index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities. A sector is comprised of multiple industry groups. For example, the energy sector is comprised of companies in, among others, the natural gas, oil and petroleum industries.

As of December 31, 2014, there were 283 components in the WisdomTree India Earnings Index, with a total index market capitalization of $1.24 trillion.

15

iShares® MSCI Mexico Capped ETF (“EWW”)

Description of the EWW

The EWW seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Mexico IMI 25/50 Index. Prior to February 12, 2013, the EWW tracked the MSCI Mexico Investable Market Index. The MSCI Mexico Investable Market Index was developed by MSCI Inc. (“MSCI”) to represent the performance of the portion of the Mexican market that is available to international investors.

The MSCI Mexico IMI 25/50 Index was developed by MSCI as an equity benchmark for Mexican stock performance, and is designed to measure equity market performance in Mexico.

For more information about the EWW see “The iShares® MSCI Mexico Capped ETF” beginning on page S-25 of the accompanying ETF Underlying Supplement.

Historical Performance of the EWW

The following graph sets forth the historical performance of the EWW based on the daily historical closing prices from January 1, 2008 through March 27, 2015, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. The historical prices of the EWW should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	(Intraday) Quarterly High	(Intraday) Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$59.56	$47.41	$58.96
4/1/2008	6/30/2008	$63.17	$56.10	$56.81
7/1/2008	9/30/2008	$56.18	$43.01	$46.56
10/1/2008	12/31/2008	$46.71	$23.20	$32.19
1/2/2009	3/31/2009	$35.08	$21.47	$27.04
4/1/2009	6/30/2009	$37.89	$26.83	$36.77
7/1/2009	9/30/2009	$45.81	$33.96	$43.58
10/1/2009	12/31/2009	$51.56	$41.46	$48.76
1/4/2010	3/31/2010	$53.43	$44.62	$53.25
4/1/2010	6/30/2010	$58.86	$45.09	$47.78
7/1/2010	9/30/2010	$53.55	$46.45	$52.87
10/1/2010	12/31/2010	$61.90	$53.25	$61.79
1/3/2011	3/31/2011	$63.33	$57.92	$62.72
4/1/2011	6/30/2011	$64.51	$58.65	$62.43
7/1/2011	9/30/2011	$63.43	$46.71	$48.86
10/3/2011	12/30/2011	$57.73	$46.56	$53.65
1/3/2012	3/30/2012	$62.62	$53.83	$62.39
4/2/2012	6/29/2012	$63.62	$53.38	$61.33
7/2/2012	9/28/2012	$66.26	$60.07	$65.26
10/1/2012	12/31/2012	$71.39	$62.83	$70.39
1/2/2013	3/29/2013	$74.85	$69.39	$74.44
4/1/2013	6/28//2013	$76.64	$57.60	$65.07
7/1/2013	9/30/2013	$70.49	$60.61	$63.76
10/1/2013	12/31/2013	$68.72	$61.65	$68.00
1/1/2014	3/31/2014	$67.49	$58.84	$63.95
4/1/2014	6/30/2014	$68.27	$62.60	$67.81
7/1/2014	9/30/2014	$73.11	$67.15	$68.73
10/1/2014	12/31/2014	$69.35	$54.46	$59.39
1/1/2015	3/27/2015*	$60.49	$55.66	$58.16

* This pricing supplement includes, for the first calendar quarter of 2015, data for the period from January 1, 2015 through March 27, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

16

SPDR® EURO STOXX 50® ETF (“FEZ”)

Description of the FEZ

The FEZ seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the EURO STOXX 50® Index (“SX5E”). The SX5E is designed to represent the performance of some of the largest companies across components of the 20 EURO STOXX Supersector Indexes.

The FEZ utilizes a “replication” investment approach in attempting to track the performance of the SX5E. The FEZ typically invests in substantially all of the securities which comprise the SX5E in approximately the same proportions as the SX5E. The FEZ will normally invest at least 80% of its total assets in common stocks that comprise the SX5E.

For more information about the SX5E see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying ETF Underlying Index Supplement.

Historical Performance of the FEZ

The following graph sets forth the historical performance of the FEZ based on the daily historical closing prices from January 1, 2008 through March 27, 2015, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. The historical prices of the FEZ should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	(Intraday) Quarterly High	(Intraday) Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$63.31	$50.20	$56.35
4/1/2008	6/30/2008	$60.43	$51.21	$51.31
7/1/2008	9/30/2008	$52.26	$40.00	$42.59
10/1/2008	12/31/2008	$42.86	$26.02	$34.35
1/2/2009	3/31/2009	$35.12	$21.92	$27.15
4/1/2009	6/30/2009	$36.80	$26.56	$33.30
7/1/2009	9/30/2009	$42.50	$30.99	$41.33
10/1/2009	12/31/2009	$43.62	$39.00	$41.48
1/4/2010	3/31/2010	$43.30	$34.78	$38.90
4/1/2010	6/30/2010	$40.58	$29.85	$30.57
7/1/2010	9/30/2010	$37.42	$30.75	$36.71
10/1/2010	12/31/2010	$40.55	$33.82	$36.84
1/3/2011	3/31/2011	$41.34	$34.98	$40.71
4/1/2011	6/30/2011	$44.26	$37.61	$40.60
7/1/2011	9/30/2011	$41.18	$26.10	$28.28
10/3/2011	12/30/2011	$35.15	$26.68	$29.51
1/3/2012	3/30/2012	$34.02	$28.56	$32.46
4/2/2012	6/29/2012	$32.82	$25.65	$28.22
7/2/2012	9/28/2012	$33.75	$25.29	$31.03
10/1/2012	12/31/2012	$34.80	$30.31	$34.66
1/2/2013	3/29/2013	$36.52	$32.41	$33.04
4/1/2013	6/28//2013	$36.86	$32.07	$33.11
7/1/2013	9/30/2013	$39.20	$32.43	$38.38
10/1/2013	12/31/2013	$42.42	$38.35	$42.20
1/1/2014	3/31/2014	$42.99	$38.86	$42.66
4/1/2014	6/30/2014	$45.26	$41.60	$43.27
7/1/2014	9/30/2014	$43.91	$39.15	$39.70
10/1/2014	12/31/2014	$39.71	$35.27	$36.86
1/1/2015	3/27/2015*	$39.92	$34.77	$39.24

* This pricing supplement includes, for the first calendar quarter of 2015, data for the period from January 1, 2015 through March 27, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

17

iShares® Russell 2000 ETF (“IWM”)

Description of the IWM

The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index (“RTY”). The RTY was developed as an equity benchmark representing the approximately 2,000 smallest companies in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents 98% of the U.S. equity market.

Historical Performance of the IWM

The following graph sets forth the historical performance of the IWM based on the daily historical closing prices from January 1, 2008 through March 27, 2015, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. The historical prices of the IWM should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	(Intraday) Quarterly High	(Intraday) Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$76.50	$64.10	$68.51
4/1/2008	6/30/2008	$76.18	$68.24	$69.03
7/1/2008	9/30/2008	$84.99	$64.52	$68.39
10/1/2008	12/31/2008	$67.35	$37.13	$49.27
1/2/2009	3/31/2009	$51.91	$34.27	$41.94
4/1/2009	6/30/2009	$53.79	$41.12	$50.96
7/1/2009	9/30/2009	$62.61	$47.27	$60.23
10/1/2009	12/31/2009	$63.61	$55.34	$62.26
1/4/2010	3/31/2010	$69.36	$58.01	$67.81
4/1/2010	6/30/2010	$74.65	$60.71	$61.08
7/1/2010	9/30/2010	$68.55	$58.66	$67.47
10/1/2010	12/31/2010	$79.27	$66.49	$78.23
1/3/2011	3/31/2011	$84.29	$76.95	$84.17
4/1/2011	6/30/2011	$86.81	$77.23	$82.80
7/1/2011	9/30/2011	$85.97	$63.49	$64.25
10/3/2011	12/30/2011	$76.97	$60.09	$73.69
1/3/2012	3/30/2012	$84.66	$73.38	$82.85
4/2/2012	6/29/2012	$83.99	$72.94	$79.65
7/2/2012	9/28/2012	$86.96	$76.22	$83.46
10/1/2012	12/31/2012	$85.24	$76.13	$84.29
1/2/2013	3/29/2013	$94.95	$86.04	$94.26
4/1/2013	6/28//2013	$100.38	$89.13	$97.16
7/1/2013	9/30/2013	$107.61	$97.45	$106.62
10/1/2013	12/31/2013	$115.97	$103.00	$115.31
1/1/2014	3/31/2014	$120.58	$107.28	$116.34
4/1/2014	6/30/2014	$118.91	$107.44	$118.81
7/1/2014	9/30/2014	$120.97	$109.32	$109.35
10/1/2014	12/31/2014	$121.40	$103.54	$119.67
1/1/2015	3/27/2015*	$126.31	$114.22	$123.14

* This pricing supplement includes, for the first calendar quarter of 2015, data for the period from January 1, 2015 through March 27, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

18

The iShares® Russell 2000 ETF

We have derived all information relating to the IWM, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of, and is subject to change by its sponsor. We have not independently verified the accuracy or completeness of the information derived from these public sources.

Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC website at http://www.sec.gov. For additional information regarding iShares®, BlackRock Fund Advisors (“BFA”), the IWM, please see their Prospectus, dated July 31, 2014, as it may be amended or supplemented from time to time. You can obtain the price of the IWM at any time from the Bloomberg Financial Markets page “IWM UP <Equity> <GO>” or from the iShares website. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document.

Investment Objective and Strategy

The IWM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization sector of the U.S. equity market as measured by the Russell 2000® Index (the “RTY”). The RTY was developed by Russell as an equity benchmark representing the approximately 2,000 smallest companies in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

The IWM uses a representative sampling strategy (as described below under “Representative Sampling”) to attempt to track the RTY. The IWM will generally invest at least 90% of its assets in the securities of the RTY and ADRs or other depositary receipts based on securities of the RTY. The IWM may invest its other assets in futures contracts, other types of options and swaps related to the RTY, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA.

Representative Sampling

The IWM pursues a “representative sampling” strategy in attempting to track the performance of the RTY, and generally does not hold all of the equity securities included in the RTY. The IWM invests in a representative sample of securities in the RTY, which BFA believes to have a similar investment profile as the RTY. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the RTY. The top 5 industry groups by market capitalization of the RTY as of February 28, 2015 were: Financial Services, Health Care, Technology, Consumer Discretionary and Producer Durables.

Correlation

The RTY is a theoretical financial calculation, while the IWM is an actual investment portfolio. The performance of the IWM and the RTY will vary somewhat due to transaction costs, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between a fund’s portfolio and the RTY resulting from legal restrictions (such as diversification requirements that apply to the IWM but not to the RTY) or representative sampling. BFA expects that, over time, the correlation between a fund’s performance and that of the RTY, before fees and expenses, will be 95% or better. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The IWM, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The IWM will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that the RTY is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

19

The S&P® Midcap 400 ETF Trust (“MDY”)

Description of the MDY The MDY seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Midcap 400® Index.

Historical Performance of the MDY

The following graph sets forth the historical performance of the MDY based on the daily historical closing prices from January 1, 2008 through March 27, 2015, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. The historical prices of the MDY should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	(Intraday) Quarterly High	(Intraday) Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$156.07	$131.35	$141.27
4/1/2008	6/30/2008	$163.31	$142.73	$148.76
7/1/2008	9/30/2008	$151.09	$125.79	$131.83
10/1/2008	12/31/2008	$131.22	$74.07	$97.18
1/2/2009	3/31/2009	$102.46	$72.55	$88.65
4/1/2009	6/30/2009	$110.17	$86.52	$105.31
7/1/2009	9/30/2009	$130.73	$97.92	$125.28
10/1/2009	12/31/2009	$134.83	$118.38	$131.76
1/4/2010	3/31/2010	$145.35	$123.76	$143.16
4/1/2010	6/30/2010	$154.78	$125.00	$129.16
7/1/2010	9/30/2010	$147.49	$125.60	$145.59
10/1/2010	12/31/2010	$166.35	$143.58	$164.68
1/3/2011	3/31/2011	$179.66	$163.43	$179.55
4/1/2011	6/30/2011	$184.97	$167.77	$177.40
7/1/2011	9/30/2011	$183.97	$139.82	$142.13
10/3/2011	12/30/2011	$167.38	$133.00	$159.54
1/3/2012	3/30/2012	$183.33	$158.46	$180.67
4/2/2012	6/29/2012	$183.16	$160.75	$171.30
7/2/2012	9/28/2012	$187.88	$165.43	$179.92
10/1/2012	12/31/2012	$188.23	$171.56	$185.71
1/2/2013	3/29/2013	$210.08	$188.62	$209.72
4/1/2013	6/28//2013	$222.94	$200.30	$210.38
7/1/2013	9/30/2013	$229.87	$211.75	$226.33
10/1/2013	12/31/2013	$244.46	$221.28	$244.20
1/1/2014	3/31/2014	$254.11	$229.87	$250.57
4/1/2014	6/30/2014	$260.62	$238.41	$260.56
7/1/2014	9/30/2014	$263.99	$246.60	$249.32
10/1/2014	12/31/2014	$268.62	$230.89	$263.97
1/1/2015	3/27/2015*	$280.36	$255.32	$274.29

* This pricing supplement includes, for the first calendar quarter of 2015, data for the period from January 1, 2015 through March 27, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

20

The S&P® Midcap 400 ETF Trust

We have derived all information relating to the MDY, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of, and is subject to change by its sponsor, PDR Services, LLC (“PDR”). We have not independently verified the accuracy or completeness of the information derived from these public sources.

Information provided to or filed with the SEC by the MDY under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 936958 through the SEC’s website at http://www.sec.gov. Additional information about PDR and the MDY may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR website at http://www.spdrs.com. We have not independently verified the accuracy or completeness of such information. Information contained in the SPDR website is not incorporated by reference in, and should not be considered a part of, this document.

The MDY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P MidCap 400® Index. To maintain the correspondence between the composition and weightings of stocks held by the MDY and component stocks of the S&P MidCap 400® Index, the MDY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.

The MDY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the S&P MidCap 400® Index. The MDY will invest in all of the securities which comprise the S&P MidCap 400® Index.

S&P Publishes the S&P MidCap 400® Index

The S&P MidCap 400® Index is comprised of 400 companies with mid-sized market capitalizations.  The calculation of the value of the S&P MidCap 400® Index is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies during the base period of June 28, 1991.  During March 2005, S&P began to use a new methodology to calculate the market value of the S&P component stocks and S&P completed its transition to the new calculation methodology during September 2005.

Computation of the S&P MidCap 400® Index

In March 2004, S&P announced that it would transition the S&P MidCap 400® Index to float-adjusted market capitalization weights.  The transition began in March 2005 and was completed in September 2005.  S&P’s criteria for selecting stock for the index was not changed by the shift to float adjustment.  However, the adjustment affects each company’s weight in the index (i.e., its market value).  Currently, S&P calculates the S&P MidCap 400® Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the index is proportional to its float-adjusted Market Value.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding.  The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an index divisor (the “Divisor”).  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P MidCap 400® Index is also calculated using a base-weighted aggregate methodology: the level of the S&P MidCap 400® Index reflects the total Market Value of all the component stocks relative to the index base date of June 28, 1991.  The daily calculation of the S&P MidCap 400® Index is computed by dividing the Market Value of the index component stocks by a Divisor, which is adjusted from time to time.

Ongoing maintenance of the S&P MidCap 400® Index includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.  Continuity in the level of the S&P MidCap 400® Index is maintained by adjusting the Divisor for all changes in the S&P MidCap 400®Index constituents’ share capital after the base date of June 28, 1991 with the index value as of the base date set at 100.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the S&P MidCap 400® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P MidCap 400® Index also require a Divisor adjustment.  All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the S&P MidCap 400® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the index and do not require Divisor adjustments.

A large part of the S&P MidCap 400® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the index.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the index are updated as required by any changes in the number of shares outstanding and then the index divisor is adjusted accordingly.  In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible.  Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday.  If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis.  Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually.

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Energy Select Sector SPDR® Fund (“XLE”)

Description of the XLE

The XLE seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of companies in the Energy Select Sector Index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The Energy Select Sector Index includes companies in the following sub-sectors: oil, gas and consumable fuels; and energy equipment and services.

For more information about the XLE see “The Energy Select Sector SPDR® Fund” beginning on page S-8 of the accompanying ETF Underlying Supplement.

Historical Performance of the XLE

The following graph sets forth the historical performance of the XLE based on the daily historical closing prices from January 1, 2008 through March 27, 2015, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. The historical prices of the XLE should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	(Intraday) Quarterly High	(Intraday) Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$80.74	$62.97	$73.80
4/1/2008	6/30/2008	$91.42	$73.35	$88.36
7/1/2008	9/30/2008	$90.15	$59.13	$63.77
10/1/2008	12/31/2008	$63.43	$38.85	$47.84
1/2/2009	3/31/2009	$53.18	$37.40	$42.46
4/1/2009	6/30/2009	$54.82	$41.48	$48.07
7/1/2009	9/30/2009	$56.28	$43.66	$53.92
10/1/2009	12/31/2009	$60.56	$51.34	$57.01
1/4/2010	3/31/2010	$60.87	$52.68	$57.52
4/1/2010	6/30/2010	$62.29	$49.58	$49.68
7/1/2010	9/30/2010	$56.75	$48.56	$56.06
10/1/2010	12/31/2010	$68.49	$55.68	$68.25
1/3/2011	3/31/2011	$80.96	$67.50	$79.81
4/1/2011	6/30/2011	$80.89	$70.45	$75.35
7/1/2011	9/30/2011	$79.97	$57.96	$58.59
10/3/2011	12/30/2011	$73.19	$54.26	$69.13
1/3/2012	3/30/2012	$76.49	$68.75	$71.73
4/2/2012	6/29/2012	$72.99	$61.11	$66.37
7/2/2012	9/28/2012	$77.35	$64.64	$73.48
10/1/2012	12/31/2012	$75.19	$67.78	$71.44
1/2/2013	3/29/2013	$80.13	$72.00	$79.32
4/1/2013	6/28//2013	$83.95	$73.53	$78.36
7/1/2013	9/30/2013	$85.74	$78.35	$82.88
10/1/2013	12/31/2013	$88.53	$81.33	$88.51
1/1/2014	3/31/2014	$89.59	$81.78	$89.06
4/1/2014	6/30/2014	$101.51	$88.24	$100.10
7/1/2014	9/30/2014	$100.96	$90.06	$90.62
10/1/2014	12/31/2014	$91.05	$72.51	$79.16
1/1/2015	3/27/2015*	$82.42	$71.70	$76.40

* This pricing supplement includes, for the first calendar quarter of 2015, data for the period from January 1, 2015 through March 27, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

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Financial Select Sector SPDR® Fund (“XLF”)

Description of the XLF

The XLF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index. The Financial Select Sector Index measures the performance of the financial services sector of the U.S. equity market. The Financial Select Sector Index includes companies in the following sub-sectors: diversified financial services; insurance; commercial banks; capital markets; real estate investment trusts (“REITs”); consumer finance; thrifts & mortgage finance; and real estate management & development.

For more information about the XLF, see “The Financial Select Sector SPDR® Fund” beginning on page S-10 of the accompanying ETF Underlying Supplement.

Historical Performance of the XLF

The following graph sets forth the historical performance of the XLF based on the daily historical closing prices from January 1, 2008 through March 27, 2015, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. The historical prices of the XLF should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$29.93	$22.29	$24.85
4/1/2008	6/30/2008	$28.16	$20.06	$20.20
7/1/2008	9/30/2008	$24.29	$16.78	$19.96
10/1/2008	12/31/2008	$20.65	$8.68	$12.62
1/2/2009	3/31/2009	$12.82	$5.88	$8.81
4/1/2009	6/30/2009	$13.08	$8.54	$11.97
7/1/2009	9/30/2009	$15.43	$10.83	$14.94
10/1/2009	12/31/2009	$15.76	$13.79	$14.39
1/4/2010	3/31/2010	$16.32	$13.51	$15.97
4/1/2010	6/30/2010	$17.12	$13.70	$13.81
7/1/2010	9/30/2010	$15.09	$13.30	$14.35
10/1/2010	12/31/2010	$16.06	$14.25	$15.95
1/3/2011	3/31/2011	$17.20	$15.80	$16.41
4/1/2011	6/30/2011	$16.75	$14.62	$15.33
7/1/2011	9/30/2011	$15.70	$11.35	$11.83
10/3/2011	12/30/2011	$14.17	$10.96	$13.00
1/3/2012	3/30/2012	$16.01	$13.12	$15.78
4/2/2012	6/29/2012	$15.98	$13.30	$14.62
7/2/2012	9/28/2012	$16.44	$14.09	$15.60
10/1/2012	12/31/2012	$16.70	$15.07	$16.40
1/2/2013	3/29/2013	$18.47	$16.75	$18.19
4/1/2013	6/28//2013	$20.34	$17.76	$19.49
7/1/2013	9/30/2013	$20.93	$19.34	$19.92
10/1/2013	12/31/2013	$21.86	$19.49	$21.86
1/1/2014	3/31/2014	$22.64	$20.51	$22.34
4/1/2014	6/30/2014	$22.93	$21.20	$22.74
7/1/2014	9/30/2014	$23.88	$22.09	$23.17
10/1/2014	12/31/2014	$25.14	$21.55	$24.73
1/1/2015	3/27/2015*	$25.12	$22.90	$23.93

* This pricing supplement includes, for the first calendar quarter of 2015, data for the period from January 1, 2015 through March 27, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

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Technology Select Sector SPDR® Fund (“XLK”)

Description of the XLK

The XLK seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Technology Select Sector Index. The S&P Technology Select Sector Index measures the performance of the technology sector of the U.S. equity market. The XLK is composed of companies whose primary line of business is directly associated with the technology sector.

Historical Performance of the XLK

The following graph sets forth the historical performance of the XLK based on the daily historical closing prices from January 1, 2008 through March 27, 2015, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service. The historical prices of the XLK should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

Quarter Begin	Quarter End	(Intraday) Quarterly High	(Intraday) Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$26.71	$19.87	$22.50
4/1/2008	6/30/2008	$25.69	$22.31	$22.88
7/1/2008	9/30/2008	$23.82	$18.96	$19.80
10/1/2008	12/31/2008	$19.77	$12.94	$15.41
1/2/2009	3/31/2009	$16.44	$13.08	$15.62
4/1/2009	6/30/2009	$18.63	$15.40	$18.17
7/1/2009	9/30/2009	$21.24	$17.16	$20.87
10/1/2009	12/31/2009	$23.18	$20.09	$22.87
1/4/2010	3/31/2010	$23.37	$20.72	$23.09
4/1/2010	6/30/2010	$24.15	$20.34	$20.40
7/1/2010	9/30/2010	$23.37	$20.02	$23.02
10/1/2010	12/31/2010	$25.34	$22.69	$25.18
1/3/2011	3/31/2011	$27.09	$24.52	$26.07
4/1/2011	6/30/2011	$26.89	$24.34	$25.70
7/1/2011	9/30/2011	$26.87	$22.47	$23.57
10/3/2011	12/30/2011	$26.55	$22.61	$25.45
1/3/2012	3/30/2012	$30.54	$25.67	$30.15
4/2/2012	6/29/2012	$30.61	$27.05	$28.75
7/2/2012	9/28/2012	$31.74	$27.67	$30.83
10/1/2012	12/31/2012	$31.22	$27.21	$28.95
1/2/2013	3/29/2013	$30.47	$29.11	$30.27
4/1/2013	6/28//2013	$32.31	$29.11	$30.59
7/1/2013	9/30/2013	$32.91	$30.63	$32.03
10/1/2013	12/31/2013	$35.76	$31.39	$35.74
1/1/2014	3/31/2014	$36.75	$33.93	$36.35
4/1/2014	6/30/2014	$38.48	$35.14	$38.35
7/1/2014	9/30/2014	$40.62	$38.22	$39.91
10/1/2014	12/31/2014	$42.58	$36.58	$41.35
1/1/2015	3/27/2015*	$43.46	$39.39	$41.37

* This pricing supplement includes, for the first calendar quarter of 2015, data for the period from January 1, 2015 through March 27, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

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The Technology Select Sector SPDR® Fund

We have derived all information regarding the Technology Select Sector SPDR® Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust and SSgA Funds Management, Inc. (“SSFM”). We have not undertaken any independent review or due diligence of publicly available information regarding the Technology Select Sector SPDR® Fund. The Technology Select Sector SPDR® Fund is an investment portfolio managed by SSFM, the investment adviser to the Technology Select Sector SPDR® Fund.

The Technology Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLK.”

The XLK seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Technology Select Sector Index. The S&P Technology Select Sector Index measures the performance of the technology sector of the U.S. equity market. The XLK is composed of companies whose primary line of business is directly associated with the technology sector.

The S&P Technology Select Sector Index includes companies from the following industries: computers & peripherals; software; diversified telecommunication services; communications equipment; semiconductors & semiconductor equipment; internet software & services; IT services; electronic equipment, instruments & components; wireless telecommunication services; and office electronics. As of December 31, 2014, the S&P Technology Select Sector Index was composed of 73 stocks.

For more information about the XLK, please refer to “The Financial Select SPDR® Fund” and “Description of the S&P® Financial Select Sector Index” on pages S-10 and S-11 of the accompanying ETF Underlying Supplement. For these purposes, references to the Financial Select SPDR® Fund shall be deemed references to the Technology Select Sector SPDR® Fund and references to the S&P® Financial Select Sector Index shall be deemed references to the S&P Technology Select Sector Index.

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms” in this pricing supplement.  In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Basket Ending Level.  If a Market Disruption Event exists with respect to an Index Fund on that scheduled trading day, then the accelerated Final Valuation Date for that Index Fund will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will also be postponed by an equal number of business days.  For the avoidance of doubt, if no Market Disruption Event exists with respect to an Index Fund on the scheduled trading day preceding the date of acceleration, the determination of that Index Fund’s Final Price will be made on such date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Index Funds occurring on that date.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow to its affiliates a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the accompanying prospectus supplement.

Validity of the Securities

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America.  This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

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